Exhibit 99.1

Contact:	HC Innovations, Inc. David Chess, MD Chief Executive Officer (203) 925-9600

HC Innovations Reports Fourth Quarter and 2007 Annual Results

Company Increases Revenue by 109% Compared to 2006

Company Anticipates Doubling Revenues in 2008

SHELTON, Conn., April, 2, 2008 (BUSINESS WIRE) -- HC Innovations, Inc. (OTCBB: HCNV), a specialty care management company providing high-touch services to patients with complex medical needs, while producing cost savings for HMOs, nursing homes, and insurance companies, reports financial results for its 2007 fourth quarter and year-end.

Fourth Quarter and Year End Highlights:

--Revenue growth of 156% for the fourth quarter and 109% for the year-end

--Major Contracts signed and executed with HIP, Alere & McKesson

--Rapid patient expansion through contract with HIP to integrate EasyCare™ and Quality of Life Care™ programs within their coverage base

--Increased patient-base covered by HealthSpring through acceptance of Easy Care™ and NP Care ™ programs

-- Expansion into 2 states, increasing total states to 9

Fourth Quarter and Year End Overview:

Total revenues for the fourth quarter ended December 31, 2007, increased 156% to $4.5 million, compared with total revenues of $1.8 million for the comparable quarter in 2006. Net loss for the fourth quarter was $(4.2) million, or $(0.11) per basic and diluted share, on 38.5 million weighted average shares outstanding, compared with a net loss of $(1.3) million, or $(.05) per basic and diluted share, on 30.7 million weighted average shares outstanding, for the comparable quarter last year.

Total revenues for the year ended December 31, 2007, increased 109% to $12.9 million, compared with total revenues of $6.2 million for the comparable period in 2006. Net loss for the year was $(10.7) million, or $(0.29) per basic and diluted share, compared with a net loss of $(3.3) million, or $(0.12) per basic and diluted share, for the year-end of 2006.

Management Comment:

“Our community based hands-on programs continue to gain visibility and traction in the market and have been the engine driving year-over-year doubling of revenues for the past three years,” commented Dr. David Chess, Chief Executive Officer. Healthcare companies are coming to understand this high cost population and the benefits our care programs provide. Essentially, our health and financial outcomes are driving our growth. As patient volume has increased, we are strengthening our employee infrastructure to sustain the current, contracted growth in 2008. We have opened a new market in Alabama this year, and based on the contracts we already have in place, we expect to continue the current levels of growth, potentially doubling our revenues. We are very optimistic about our 2008 outlook, and look forward to updating you as we move ahead.”

About HC Innovations, Inc.

HC Innovations is the holding company for Enhanced Care Initiatives (ECI), which provides complex care management services for medically unstable, complex patients. These services are performed through a program of 24/7 clinical support and intensive interventions based on care plans guided by a proprietary electronic health record (EHR) system. HCI’s corporate strategy is to care for the most costly and needy patients in order to reduce clinical morbidity, prevent unnecessary hospitalizations, increase quality of life and create cost savings. The Company targets its offering to HMOs, other risk-bearing managed care organizations, state Medicaid departments, and as an on-site subcontractor for disease management companies.

The Company’s services are offered through three programs: Easy Care™, NP Care™, and Quality of Life Care™. All of its hands-on operations have the ability to drive down medical costs while improving the quality of life, health and experience for participating members. This holistic approach focuses on the entire patient, not just health conditions. ECI programs provide complex interventions, utilizing specialized training of nurses and nurse practitioners along with proprietary software and integration capabilities. For more information, visit http://www.hcinnovationsinc.com.

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company’s entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company’s Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward-looking statement to reflect changes in the Company’s expectations or future events.